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Exhibit 12

GTE North Incorporated and Subsidiary

STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)

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                                                                    Three Months
                                                                       Ended
                                                                     March 31,
                                                                        1996
                                                                   --------------
Net earnings available for fixed charges:
  Income from continuing operations                                  $ 129,043
  Add - Income taxes                                                    73,628
      - Fixed charges                                                   32,272
                                                                     ---------
Adjusted earnings                                                    $ 234,943
                                                                     =========

Fixed charges:
  Interest expense                                                   $  29,502
  Portion of rent expense
     representing interest                                               2,770
                                                                     ---------
Adjusted fixed charges                                               $  32,272
                                                                     =========

RATIO OF EARNINGS TO FIXED CHARGES                                        7.28
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